                                                                    EXHIBIT 99.1

Contact:
Jan E. Chason                                       Matthew Hayden
Chief Financial Officer                             Hayden Communications, Inc.
MAJESCO HOLDINGS INC.                               (858) 704-5065
(732) 225-8910                                      matt@haydenir.com
                                                    -----------------

FOR IIMMEDIATE RELEASE:

            MAJESCO TO EFFECT A ONE-FOR-SEVEN REVERSE STOCK SPLIT IN
                 CONNECTION WITH ITS NASDAQ LISTING APPLICATION

           RECEIVED APPROXIMATELY $6.4 MILLION THROUGH THE EXERCISE OF
                                    WARRANTS

EDISON, N.J., December 28, 2004 - Majesco Holdings Inc. (OTC BB: MJSH), an
innovative provider of diversified products and content for digital entertainment platforms, today announced that it plans to effect a one-for-seven reverse stock split in accordance with the approval of the Company's stockholders received on November 4, 2004. The company's common stock is expected to begin trading on a post-split basis on December 31, 2004.

The reverse stock split is being undertaken in connection with the Company's pending application to list its stock on the Nasdaq.

As a result of the reverse stock split, every seven shares of the Company's common stock will be combined into one share of common stock. The reverse stock split affects all the Company's common stock, stock options and warrants outstanding immediately prior to the effective date of the reverse stock split.

Any fractional share resulting from the reverse stock split will be cancelled and exchanged for cash. The split will reduce the number of the Company's outstanding shares of common stock from 116.6 million to 16.7 million, including the shares of common stock issued in connection with the warrant exercise described below.

In addition, on December 22, 2004, the Company issued 8,200,000 shares of common stock pursuant to the exercise of warrants at an exercise price of $0.85 per share. The Company received approximately $6.4 million of net proceeds from the exercise of these warrants. The warrants were issued in the Company's February
2004 private placement with an original exercise price of $1.00 per share. The
Company offered certain qualified institutional buyers and institutional accredited investors the reduction in the exercise price in order to induce them to exercise.

As a condition to receiving the reduced exercise price, and pursuant to SEC regulations, the exercising warrantholders agreed that the shares received by such warrantholders upon the exercise would be removed from the registration statement previously declared effective on October 29, 2004. On December 24,
2004, the Company filed a new registration statement for

the resale of such shares.

ABOUT MAJESCO
Majesco Holdings Inc. (OTC BB: MJSH), operating through its wholly owned subsidiary, Majesco Sales Inc., is a provider of diversified products and content for digital entertainment platforms. The Company's 2005 lineup includes the critically acclaimed Advent Rising, the first in a trilogy of action/adventure games; Tim Schafer's Psychonauts, a completely original and psychically warped action-platform game, as well as new offerings for its Game
Boy(R) Advance Video product line. More information about the Company can be found online at www.majescogames.com.

SAFE HARBOR
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Certain statements contained herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of
the Securities Act of 1933, as amended, and Section 21E of the Securities
Exchange Act of 1934, as amended. These forward-looking statements may be identified by reference to a future period(s) or by the use of forward-looking terminology, such as "may," "will," "intend," "should," "expect," "anticipate,"
"estimate" or "continue" or the negatives thereof or other comparable terminology. The Company's actual results could differ materially from those anticipated in such forward-looking statements due to a variety of factors.
These factors include but are not limited to, the demand for our products;
competitive factors in the businesses in which we compete; continued consumer acceptance of the gaming platforms on which our products operate and our products; fulfillment of orders preliminarily made by customers; adverse changes in the securities markets and the availability of and costs associated with sources of liquidity. The Company does not undertake, and specifically disclaims any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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